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PG&E Corporation
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March 30, 2015

To:	PG&E Corporation Institutional Investors

Re:	2015 Shareholder Proposal on Independent Board Chairman

Dear PG&E Shareholder:

Because institutional ownership is a significant component of PG&E Corporation’s investor base, we are writing to ask for your support of the PG&E Corporation Board of Directors’ recommendation to vote AGAINST the Independent Board Chairman proposal that will be considered at this year’s annual meeting on May 4, 2015.

We believe the current leadership structure of the PG&E Corporation Board provides the Board with effective oversight of the CEO position and independence from management. We also believe shareholders’ long-term interests are better served if the Board has the flexibility to determine the optimal leadership structure given the Corporation’s circumstances and issues at the time.

As you think about your vote on this proposal (Item No. 4 on pages 70-72 of our 2015 proxy statement), please consider the following:

●

The Corporation’s Board has an independent lead director, Barry Lawson Williams, who was elected from among the independent chairs of the standing Board committees for a three-year term. Mr. Williams’ term is scheduled to end in May 2017.

○

The lead director’s duties include acting as liaison between the Chairman and independent directors, approving agendas and schedules for Board meetings, and presiding at executive sessions of the independent directors, among other duties that are consistent with current best practices for lead directors. (Please see Sections 16, 17, and 32 of our Corporate Governance Guidelines at http://www.pgecorp.com/aboutus/corp_gov/.)

●

11 out of the 12 members of the PG&E Corporation Board are independent, as defined by the NYSE and by the Corporation’s own more stringent definition of “independence.” (Please see Section 3 of our Corporate Governance Guidelines using the link above.)

○	Since 2012, the Corporation’s Board has elected three new independent directors.
●

Other than the Executive Committee, all of the Corporation’s permanent standing Board committees are comprised solely of independent directors. Each independent committee chair acts as a liaison between the Chairman of the Board and the respective committee.

●

The independent directors annually review and evaluate the CEO’s performance. The results of the review and evaluation are used by the PG&E Corporation Compensation Committee and the Board when considering the CEO’s compensation.

●

The Corporation uses a majority voting standard for uncontested director elections, with a mandatory resignation policy for directors who do not receive a majority vote. This helps ensure that all directors remain accountable to the Corporation’s shareholders.

PG&E is committed to, and has a record of, strong corporate governance practices. We value your input, and will continue to review and refine these practices to reflect evolving best practices.

For more information, please see PG&E Corporation’s and Pacific Gas and Electric Company’s 2015 Joint Proxy Statement on our website at http://investor.pgecorp.com/financials/annual-reports-and-proxy-statements/default.aspx.

If you would like to discuss this shareholder proposal or other corporate governance issues, please contact our Corporate Secretary’s office at either CorporateSecretary@pge.com or 415-973-8200.

Sincerely,

Linda Y.H. Cheng
Vice President, Corporate Governance and
Corporate Secretary